                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MURPHY OIL CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            MURPHY OIL CORPORATION
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[SPUR LOGO APPEARS HERE]   [MURPHY OIL CORPORATION LOGO APPEARS HERE]

                            NOTICE OF ANNUAL MEETING

To the Stockholders of Murphy Oil Corporation:

  The Annual Meeting of Stockholders of Murphy Oil Corporation will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Wednesday, May 10, 1995, at 10:00 a.m., local time, for the following purposes:

    To elect directors to serve for the ensuing year.

    To express approval or disapproval of the action of the Board of Directors in appointing KPMG Peat Marwick LLP as the Company's independent auditors for 1995.

    To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 13, 1995, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the offices of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

  Please sign, date and return the enclosed proxy card promptly.

                    R. Madison Murphy             Claiborne P. Deming
                     Chairman of the                     President and Chief
                          Board                           Executive Officer

El Dorado, Arkansas
April 5, 1995

                                PROXY STATEMENT

SOLICITATION                                                       April 5, 1995

  The solicitation of the enclosed proxy is made on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 10, 1995. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about April 5, 1995.

  The address of the Company's Executive Offices is 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting is required for approval of matters presented to the meeting. Your executed proxy will be voted at the meeting, unless you revoke it at any time before the vote by filing with the Secretary of the Company an instrument revoking it, duly executing a proxy card bearing a later date, or appearing at the meeting and voting in person. Proxies returned to the Company, votes cast other than in person, and written revocations will be disqualified if received after commencement of the meeting.

  Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by properly signed and returned proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

  The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

  Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director; and FOR the confirmation of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors.

VOTING SECURITIES

  On March 13, 1995, the record date for the meeting, the Company had outstanding 44,808,672 shares of Common Stock, all of one class and each share having one vote in respect of all matters to be voted on at the meeting. This amount does not include 3,942,868 shares of treasury stock. Information as to the amount of Common Stock owned by directors and officers and certain others appears in the table under the heading "Certain Stock Ownership".

ELECTION OF DIRECTORS

  The Bylaws of the Company provide for ten directors to be elected on May 10, 1995. The Bylaws also provide that the directors elected at each Annual Meeting of Stockholders shall serve until their successors are elected and qualified.

  To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election as directors of the ten nominees whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. However, management of the Company does not expect this to occur. All of management's nominees were elected at the last Annual Meeting of stockholders. The names of the nominees and certain information as to them are as follows:

                   PRINCIPAL OCCUPATION OR
                     EMPLOYMENT (FOR MORE                 OTHER PUBLIC
                   THAN THE PAST FIVE YEARS  DIRECTOR       COMPANY
  NAME AND AGE     UNLESS OTHERWISE STATED)   SINCE      DIRECTORSHIPS
  ------------    -------------------------- -------- --------------------
B.R.R. Butler*#   Managing Director,           1991   KS Biomedix PLC
 London, England    Retired, of The British             Guildford, England
 Age: 65            Petroleum Company PLC, a
                    major international oil
                    company from 1986 to
                    March 1, 1991.

                           PRINCIPAL OCCUPATION OR
                             EMPLOYMENT (FOR MORE                 OTHER PUBLIC
                           THAN THE PAST FIVE YEARS  DIRECTOR       COMPANY
      NAME AND AGE         UNLESS OTHERWISE STATED)   SINCE      DIRECTORSHIPS
      ------------        -------------------------- -------- --------------------
Claiborne P. Deming(S)    President and Chief          1993   First United
 El Dorado, Arkansas        Executive Officer of the          Bancshares, Inc.
 Age: 40                    Company since October 1,           El Dorado, Arkansas
                            1994, Executive Vice
                            President and Chief
                            Operating Officer of the
                            Company from March 1,
                            1992 to October 1, 1994,
                            President of Murphy Oil
                            USA, Inc. from July 1,
                            1989 to March 1, 1992.
H. Rodes Hart(S) *#       Chairman and Chief           1975   None
 Nashville, Tennessee       Executive Officer,
 Age: 63                    Franklin Industries
                            Inc., engaged in the
                            manufacture of brick and
                            industrial minerals,
                            President and Chief
                            Executive Officer of
                            Franklin Industries Inc.
                            from 1967 to February 1,
                            1992.
Vester T. Hughes, Jr.+*#  Partner, Hughes & Luce,      1973   None
 Dallas, Texas              Attorneys.
 Age: 66
C. H. Murphy, Jr.(S)*     Chairman of the Board of     1950   First Commercial
 El Dorado, Arkansas        the Company from June 1,          Corporation
 Age: 75                    1972 to October 1, 1994.           Little Rock,
                                                               Arkansas
Michael W. Murphy(S)+*    President, Marmik Oil Com-   1977   First Commercial
 El Dorado, Arkansas        pany, engaged in explo-           Corporation
 Age: 47                    ration for and produc-             Little Rock,
                            tion of oil and gas.               Arkansas
                            Chairman and Chief Exec-
                            utive Officer of Murphy-
                            Graham, Inc. and Presi-
                            dent, Murphy Motor Co.,
                            engaged in automobile
                            dealerships.
R. Madison Murphy(S)      Chairman of the Board of     1993   First United
 El Dorado, Arkansas        the Company since Octo-           Bancshares, Inc.
 Age: 37                    ber 1, 1994, Executive             El Dorado, Arkansas
                            Vice President and Chief
                            Financial and Adminis-
                            trative Officer of the
                            Company from March 1,
                            1992 to October 1, 1994,
                            Chief Administrative po-
                            sition added February 3,
                            1993, Vice President,
                            Planning of the Company
                            from February 1, 1988 to
                            March 1, 1992, also held
                            additional office of
                            Treasurer of the Company
                            from July 1, 1990 to Au-
                            gust 1, 1991.
William C. Nolan,         Partner, Nolan and           1977   First Commercial
 Jr.(S)+*#                  Alderson, Attorneys.              Corporation
 El Dorado, Arkansas                                           Little Rock,
 Age: 55                                                       Arkansas
Caroline G. Theus*#       President, Inglewood Land    1985   None
 Alexandria, Louisiana      and Development Company,
 Age: 51                    a farming and land
                            holding corporation.

                     PRINCIPAL OCCUPATION OR
                       EMPLOYMENT (FOR MORE                 OTHER PUBLIC
                     THAN THE PAST FIVE YEARS  DIRECTOR       COMPANY
   NAME AND AGE      UNLESS OTHERWISE STATED)   SINCE      DIRECTORSHIPS
   ------------     -------------------------- -------- --------------------
Lorne C. Webster+*  Chairman & Chief Executive   1989   Bankmont Financial
 Montreal, Quebec,    Officer of Prenor Group           Corp.
 Canada               Ltd., a financial                  Chicago, Illinois
 Age: 66              services corporation.             H. B. Fuller Company
                                                         St. Paul, Minnesota

- ----------
(S)Executive Committee
+  Audit Committee
*  Executive Compensation and Nominating Committee
#  Public Policy and Environmental Committee

  Claiborne P. Deming, C. H. Murphy, Jr., Michael W. Murphy, R. Madison Murphy, William C. Nolan, Jr. and Caroline G. Theus are all related by blood. Michael
W. Murphy and R. Madison Murphy are the sons of C. H. Murphy, Jr. Claiborne P. Deming and William C. Nolan, Jr. are nephews of C. H. Murphy, Jr., and Caroline
G. Theus is a niece of C. H. Murphy, Jr. These six nominees, their spouses, and members of their immediate families directly or indirectly own in the aggregate approximately 25% of the outstanding Common Stock of the Company and may be considered the controlling persons of the Company. See also "Certain Stock Ownerships".

COMMITTEES

  The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Executive Compensation and Nominating Committee, and the Public Policy and Environmental Committee. The Executive Committee is empowered to exercise certain functions of the Board of Directors when the Board is not in session. The Audit Committee's functions include supervision and review of the results and scope of the work of the Company's independent auditors and the Company's internal Audit Division. This committee meets with representatives of the independent auditors and with members of the internal Audit Division for these purposes. The Executive Compensation and Nominating Committee administers the Company's Stock Incentive Plan and reviews generally the compensation of all executive and key personnel of the Company and subsidiaries. This committee specifically determines the compensation of the Chairman of the Board, the President, and certain other officers.

  Other duties and authority of the Executive Compensation and Nominating Committee, as fixed by the Board of Directors, are as follows:

    "The Executive Compensation and Nominating Committee shall have the power to: propose and consider suggestions as to candidates for membership on the Board; review and propose to the Board criteria for Board membership and responsibilities; periodically recommend to the Board candidates for vacancies on the Board due to resignations or retirements or due to such standards for composition of Board membership as may from time to time legally prevail; review and recommend to the Board such modifications to the prevailing Board of Directors retirement policy as may be deemed appropriate in light of contemporary standards; and propose to the Board on or before the February meeting of each year a slate of directors for submission to the stockholders at the annual meeting."

Stockholders desiring to recommend for consideration by the Executive Compensation and Nominating Committee candidates for membership on the Board of Directors should address their recommendations to: Executive Compensation and Nominating Committee of the Board of Directors, c/o Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000.

  In May 1994, the Board established the Public Policy and Environmental Committee. This committee is to review and provide oversight of the Company's environmental, health and safety compliance policies, programs and practices.

Meetings and Attendance

  During 1994 there were seven meetings of the Board of Directors, sixteen meetings of the Executive Committee, two meetings of the Audit Committee, and four meetings of the Executive Compensation and Nominating Committee. All nominees except Michael W. Murphy attended a minimum of 75% of the total number of meetings of the Board of Directors and committees on which they served.

Compensation of Directors

  The Company has a standard arrangement for compensation of directors who are not also employees of the Company. Under this arrangement non-employee directors are compensated at the rate of $20,000 per annum plus $1,000 for each meeting attended of the Board, the Audit Committee, the Executive Compensation and Nominating Committee, and the Public Policy and Environmental Committee. The Chairman of the Board is paid $70,000 per annum. No compensation is paid for attendance at meetings of the Executive Committee. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

  The Company adopted a retirement plan for outside directors (the "Director Retirement Plan") effective May 1, 1994. The Director Retirement Plan provides a retirement benefit to any nonemployee director who has served as a director with at least five (5) years of service if retirement occurs at or after the age of 72, or with at least ten (10) years of service if retirement occurs prior to the age of 72. The Director Retirement Plan will pay an annual benefit equal to the annual retainer in effect at the time of the director's retirement. Benefits will be paid for a period equal to years of service. Payment of retirement benefits will be in the form of quarterly payments which will commence on the first day of the calendar quarter following the later of the director's attainment of age 65 or actual retirement from the Board. If a director dies prior to retirement from the Board, no benefits will be paid under this plan. In the event a director dies after retirement from the Board, benefits will be paid to the surviving spouse, but in no event will the total of such benefits exceed ten (10) years. If there is no surviving spouse, no benefits will be paid to any other party, beneficiary or estate.

CERTAIN STOCK OWNERSHIPS

  The following table and related text sets forth information, by the categories listed, concerning ownership of Common Stock of the Company at February 1, 1995 with respect to each director or nominee, directors, nominees and officers as a group, and each person known to the Company to own as much as 5% of the Company's Common Stock.

                                       TYPE OF OWNERSHIP
                         ----------------------------------------------
                                                            VOTING AND
                                                            INVESTMENT
                         PERSONAL,                          POWER ONLY, SUBJECT TO
                         WITH FULL                 SPOUSE     AND NOT     OPTIONS             PERCENT OF
                         VOTING AND PERSONAL, AS AND OTHER  INCLUDED IN EXERCISABLE           OUTSTANDING
                         INVESTING  BENEFICIARY  HOUSEHOLD     OTHER      WITHIN              (IF GREATER
          NAME             POWER    OF TRUST(S)  MEMBERS(1) COLUMNS(2)    60 DAYS     TOTAL    THAN .09)
          ----           ---------- ------------ ---------- ----------- ----------- --------- -----------
B. R. R. Butler.........     2,000        --         --           --        --          2,000      --
Claiborne P. Deming.....   107,989     382,384     84,434      464,980    25,000    1,064,787     2.4
H. Rodes Hart...........      --          --         --        285,393      --        285,393      --
Vester T. Hughes, Jr....     3,474        --         --           --        --          3,474      --
C. H. Murphy, Jr........ 1,188,361        --        3,036    2,697,312      --      3,888,709     8.7
Michael W. Murphy.......   137,195     406,696     58,259       10,305      --        612,455     1.4
R. Madison Murphy.......   112,111     610,862     81,536      406,877     2,500    1,213,886     2.7
William C. Nolan, Jr....   163,003     130,798        500      484,196      --        778,497     1.7
Caroline G. Theus.......   106,725     161,342     13,378      144,329      --        426,246     1.0
Lorne C. Webster........     2,100        --         --           --        --          2,100      --
All directors together
 with six officers as a
 group.................. 1,856,062   1,692,082    241,859    4,493,392    61,287    8,344,682    19.3

- ----------
(1) Includes shares directly owned and shares owned as beneficiary of trusts.
(2) Includes shares held as trustee for others and shares owned by a corporation or other organization of which the named person is an officer.

  Under the securities laws of the United States, the Company's directors and its executive officers are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1994. All of the director and officer filing requirements were satisfied during the relevant period. In making this statement, the Company has relied on the written representations of its incumbent directors and officers and copies of the reports that they have filed with the Commission.

  The only persons or entities known to the Company to be the owner of more than 5% of the Company's outstanding stock, other than C. H. Murphy, Jr., 200 Jefferson Avenue, El Dorado, Arkansas, whose holdings are described above, are:
First United Bancshares, Inc., Main at Washington Streets, El Dorado, Arkansas; and FMR Corp., 82 Devonshire Street, Boston, Massachusetts. First United Bancshares, Inc. has advised the Company that it exercises voting or investment power over 2,545,778 shares of the Company's Common Stock, representing 5.7% of the total outstanding. FMR Corp. has advised the Company that it exercises voting and investment power over 6,175,200 shares of the Company's Common Stock representing 13.77% of the total outstanding.

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to all individuals who served as the Company's chief executive officer during 1994; the four other most highly compensated executive officers of the Company at the end of 1994; and an additional individual who would have been included in the list of the four other most highly compensated executive officers had he been serving as an executive officer at the end of 1994:

                           SUMMARY COMPENSATION TABLE

                                                            LONG-TERM COMPENSATION
                                                         -----------------------------
                                                                AWARDS         PAYOUTS
                                                         --------------------- -------
                                                  OTHER                                  ALL
                                                 ANNUAL  RESTRICTED SECURITIES          OTHER
                                                 COMPEN-   STOCK    UNDERLYING  LTIP   COMPEN-
   NAME AND PRINCIPAL           SALARY   BONUS   SATION   AWARD(S)   OPTIONS   PAYOUTS SATION
        POSITION          YEAR  ($)(1)   ($)(2)    ($)      ($)        (#)       ($)   ($)(4)
- ------------------------  ---- -------- -------- ------- ---------- ---------- ------- -------
Claiborne P. Deming       1994 $330,840 $ 74,873    --    $141,750     6,500      --   $25,132
President and Chief       1993  292,500  110,000    --        --       7,000      --    19,721
Executive Officer,        1992  239,168   55,000    --     124,688     7,000      --    12,684
Murphy Oil Corporation
Enoch L. Dawkins          1994  241,668   45,000    --      91,125     4,000      --    18,152
President, Murphy         1993  233,250   60,000    --        --       4,000      --    15,512
Exploration & Production  1992  224,588   45,000    --      89,063     5,000      --    11,954
Company (a 100%
subsidiary)
Herbert A. Fox, Jr.       1994  216,670   65,000    --      70,875     2,750      --    15,438
Vice President,           1993  197,505   35,000    --        --       3,000      --    12,781
Murphy Oil Corporation    1992  183,340   20,000    --      62,344     3,000      --     9,890
Steven A. Cosse           1994  185,335   33,500    --      50,625     2,250      --    12,738
Senior Vice President     1993  166,670   42,500    --                 2,500      --    10,613
and General Counsel,      1992  144,169   24,000    --      44,531     2,000      --     7,926
Murphy Oil Corporation
Clefton D. Vaughan        1994  190,172   21,000    --      50,625     2,000      --    13,611
Vice President,           1993  183,828   30,000    --                 2,000      --    12,097
Murphy Oil Corporation    1992  177,792   30,000    --      62,344     3,000      --     9,612
Jack W. McNutt            1994  399,172  106,941    --        --        --        --    28,282
President and Chief       1993  507,500  240,000    --        --      10,000      --    33,595
Executive Officer,        1992  477,500  180,000    --     213,750    10,000      --    24,595
Murphy Oil Corporation
until
October 1, 1994
R. Madison Murphy         1994  193,337   40,276    --     101,250     5,500      --    15,821
Chairman of the Board of
the                       1993  242,508  110,000    --        --       6,000      --    15,973
Company; Executive Vice   1992  192,508   55,000    --      89,063     5,000      --    10,344
President and Chief
Financial and
Administrative Officer,
Murphy Oil Corporation
until October 1, 1994

- ----------
(1) Includes amounts of cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.
(2) Bonuses were awarded and paid in February or March of the following year.
(3) Represents the closing stock price of unrestricted stock on date of grant ($40.50 May 2, 1994 and $35.625 on May 13, 1992) times the number of restricted shares granted. Dividends are being paid on restricted stock at the same rate paid to all shareholders. Awards are subject to performance based conditions and are forfeited if grantee terminates for any reason other than retirement, death or full disability. None of the restricted stock awards vest in under three years from the date of grant. On December 31, 1994, Mr. Deming held a total of 7,000 restricted shares having a then current value of $297,500; Mr. Dawkins held a total of 4,750 restricted shares having a then current value of $201,875; Mr. Fox held a total of 3,500 restricted shares having a then current value of $148,750; Mr. Cosse held a total of 2,500 restricted shares having a then current value of $106,250; Mr. Vaughan held a total of 3,000 restricted shares having a then current value of $127,500; Mr. McNutt held a total of 6,000 restricted shares having a then current value of $255,000; Mr. Murphy held a total of 5,000 restricted shares having a then current value of $212,500.
(4) The total amounts shown in this column for 1994 consist of the following:
    Mr. Deming: $7,963--Dividends on restricted stock; $16,545--Company contributions to defined contribution plan; $624--Benefit attributable to Company-owned term life insurance policy. Mr. Dawkins: $5,444--Dividends on restricted stock; $12,087--Company contributions to defined contribution plan; $624--Benefit attributable to Company-owned term life insurance policy. Mr. Fox: $3,981--Dividends on restricted stock; $10,833--Company contributions to defined contribution plan; $624--Benefit attributable to Company-owned term life insurance policy. Mr. Cosse: $2,844--Dividends on restricted stock; $9,270--Company contributions to defined contribution plan; $624--Benefit attributable to Company-owned term life insurance policy. Mr. Vaughan: $3,494--Dividends on restricted stock; $9,493--Company contributions to defined contribution plan; $624--Benefit attributable to Company-owned term life insurance policy. Mr. McNutt: $7,800--Dividends on restricted stock; $19,957--Company contributions to defined contribution plan; $525--Benefit attributable to Company-owned term life insurance policy. Mr. Murphy: $5,688--Dividends on restricted stock; $9,665--Company contributions to defined contribution plan; $468--Benefit attributable to Company-owned term life insurance policy.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Shown below is information with respect to stock options exercised in fiscal 1994 and the fiscal year-end value of unexercised options for each officer and former officers listed in the compensation table (Named Executives).

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                      NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                                     UNDERLYING UNEXERCISED   THE-MONEY OPTIONS AT FY-
                            SHARES                    OPTION AT FY-END (#)           END ($)(6)
                         ACQUIRED ON     VALUE      ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED ($)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ------------ ------------  ----------- ------------- ----------- -------------
Claiborne P. Deming.....     --             --        18,000       17,000      $127,469      $82,938
Enoch L. Dawkins........      500       $ 22,469(1)     --         10,500          --         51,406
Herbert A. Fox, Jr......    1,847         88,771(2)    7,000        7,250        30,594       35,453
Steven A. Cosse.........      218         10,532(3)    1,000        5,750         6,563       27,797
Clefton D. Vaughan......      877         42,370(4)   11,500        5,500        64,219       27,344
Jack W. McNutt..........    3,272        143,223(5)   20,000         --         127,500         --
R. Madison Murphy.......     --             --        14,000         --          93,844         --

- ----------
(1) Represents gross value of 2,500 stock options surrendered for net value in shares (500 shares at $44.9375 per share).
(2) Represents gross value of 4,500 stock options surrendered for net value in shares (1,847 shares at $48.0625 per share).
(3) Represents gross value of 687 stock options surrendered for net value in shares (218 shares at $48.3125 per share).
(4) Represents gross value of 2,000 stock options surrended for net value in shares (877 shares at $48.3125 per share).
(5) Represents gross value of 20,000 stock options surrendered for net value in shares (2,532 shares at $42.50 per share and 740 shares at $48.125 per share).
(6) Represents market value of underlying securities at year-end less the exercise price.

OPTION GRANTS

  Shown below is further information on grants of stock options pursuant to the 1992 Stock Incentive Plan during the fiscal year ended December 31, 1994, to the officers and former officers of the Company listed in the compensation table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS
- -----------------------------------------------------------------------------
                             NUMBER OF       % OF TOTAL
                            SECURITIES        OPTIONS     EXERCISE
                            UNDERLYING       GRANTED TO   OR BASE              GRANT DATE
                              OPTIONS        EMPLOYEES     PRICE   EXPIRATION   PRESENT
NAME                     GRANTED (#)(1)(2) IN FISCAL YEAR  ($/SH)     DATE    VALUE ($)(3)
- ----                     ----------------- -------------- -------- ---------- ------------
Claiborne P. Deming.....       6,500           9.35%      $39.9375 03/02/2004   $79,105
Enoch L. Dawkins........       4,000           5.76%       39.9375 03/02/2004    48,680
Herbert A. Fox, Jr......       2,750           3.96%       39.9375 03/02/2004    33,468
Steven A. Cosse.........       2,250           3.24%       39.9375 03/02/2004    27,383
Clefton D. Vaughan......       2,000           2.88%       39.9375 03/02/2004    24,340
Jack W. McNutt..........        --              --            --         --        --
R. Madison Murphy (4)...       5,500           7.91%       39.9375 03/02/2004    66,935

- ----------
(1) No stock appreciation rights were granted in 1994.
(2) Options granted in 1994 vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of 10 years from the date of grant.
(3) Values were based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that value realized by the executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to certain variables and in 1994 included the following:
               . Risk-free rate of return                    7.5%
               . Stock volatility                          19.43%
               . Future dividend yield                      3.10%
    Based on the Black-Scholes option pricing model, using the above assumptions, the options granted in 1994 have been valued at $12.17 per share as of the grant date.
(4) Subsequent to the award of options in February, 1994, Mr. Murphy was elected nonemployee Chairman of the Board of the Company and as a result, these options were forfeited.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Executive Compensation and Nominating Committee of the Board of Directors of the Company during 1994 were Messrs. Butler, Hart, C. H. Murphy, Jr., Michael Murphy, Nolan, Webster, and Ms. Theus.

  In 1994 the Company purchased crude oil at competitive prices, and on terms no more favorable to the sellers than those offered by unaffiliated third parties, from properties in which interests were owned by directors and affiliates of directors. These directors and their affiliates and the amounts of such purchases were: Marmik Oil Company (89% owned by Michael W. Murphy) $252,193 and Munoco Company (associate of William C. Nolan, Jr.) $112,639.

COMPENSATION COMMITTEE REPORT FOR 1994

  The Company is required to provide specific information regarding compensation and benefits provided to the Company's president and the four other most highly compensated executive officers of the Company. The Executive Compensation and Nominating Committee of the Board of Directors of the Company, which is made up entirely of independent, outside directors, has prepared this report which describes the philosophy followed by the Company in establishing its pay practices and reviews compensation decisions which were made during 1994.

EXECUTIVE COMPENSATION PHILOSOPHY AND PRINCIPLES

  The Company's executive compensation programs and plans are based on principles designed to align the interests of executives with those of stockholders and provide a direct link with Company values, objectives, business strategy and financial results. The following general guidelines have been adopted by the Committee and have been used as the basic architecture for all executive compensation and benefit arrangements for the Company:

  . All programs are directed toward attracting and retaining key executives who are critical to the long-term success of the Company and each of its business units and who exhibit a high degree of business responsibility, personal integrity and professionalism.

  . These programs are designed to reward executives for both the short and long-term achievement of Company and business unit objectives that lead to the enhancement of stockholder value.

  . All pay and benefit programs are intended to be reasonably competitive within each industry segment, with upside opportunity and downside risk linked to the achievement of annual and long-term performance objectives which are regularly reviewed and approved by the Committee.

  At the present time, executive compensation programs consist of base salary, an annual cash incentive plan and long-term incentives in the form of both stock options and performance-based restricted stock. The executive benefits that are offered are typical of those provided by others in the industry. Each of these compensation arrangements is briefly reviewed in the following section.

BASE SALARY PRACTICES

  Officers and other employees are compensated within established salary ranges that are generally based on similar positions in companies of comparable size and complexity to the Company. The actual base pay level for each officer is based on a combination of experience, performance and other factors that are determined to be important by the Committee. Each year, the Company participates in salary surveys within each industry segment and from time to time uses the services of outside consultants to further supplement its competitive information. The petroleum industry survey in which the Company participates contains over 25 corporations that the Committee believes are representative of the Company's labor market for management talent. The survey is conducted by a major compensation consulting firm. Several of the companies in the survey group are included in the S&P Oil-Domestic Integrated line on our performance graph. The Committee generally targets the base salary of most officers to be at or near the average of the competitive market which has been described to be other integrated energy companies. The actual salaries and the amount of increase for 1994 to the Named Executives with the exception of the new Chief Executive Officer of the Company, Claiborne P. Deming, were near the average levels of the salaries and increases in the referenced survey. The base salary of most officers is generally reviewed annually, with the amount of any increases based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance. In determining base salary and increase in salaries, the most important criteria in the Committee's analysis are marketplace comparisons and individual performance. Overall corporate performance which may include those measures used to determine annual incentive compensation awards were also considered by the Committee in making salary adjustments in 1994.

ANNUAL INCENTIVE COMPENSATION PROGRAM

  Officers and other key management employees of the Company are eligible to participate in an annual incentive compensation plan with awards based on criteria that the Committee has determined are critical to the short-term success of the Company. These criteria include corporate and business unit financial objectives as well as individual objectives. The program establishes threshold, target and maximum levels of awards that may be paid for the achievement of specific predetermined performance objectives. Each participant in the annual incentive compensation plan has a target incentive opportunity that would provide an industry average incentive award if the Company and/or its business units achieved the targeted level of performance. For corporate officers and staff, 100% of the award is based on Company financial results. For other participants, at least 50% of the award is based on Company financial results, while the remaining 50% is based on business unit or individual results. Target awards for officers and other participants range from 45% of base salary for the President to 15% for certain other participants. The Committee has targeted bonuses for each position to correspond with the median bonus of similar positions in other domestic integrated oil companies as reported in the same petroleum survey used for base salary comparisons. The Company uses a payout matrix to determine actual awards, which in most instances are based on at least two measurable financial or operational results. For 1994, these measures included the following: return on assets, cash flow, reserve replacement ratio, finding and development costs, earnings per barrel, and similar measures related to specific business unit performance.

  The Company met its return on average assets target but did not meet targeted cash flow for 1994 and as such made annual incentive awards which were below target levels for corporate officers and staff participants. As stated above, 50% of incentive awards for other participants were also based on the Company's financial performance. The remaining 50% portion of such participant's incentive award was evaluated on a case-by-case basis and was made according to business unit and individual performance as determined by the Committee.

LONG-TERM INCENTIVE COMPENSATION

  Under the 1992 Stock Incentive Plan (the 1992 Plan) as approved by the Company's stockholders, long-term incentives may be provided through stock options, stock appreciation rights and performance-based restricted stock, all designed to increase the stock ownership of management and link these key individuals directly to stockholders. All long-term incentive awards made during 1994 were granted under the 1992 Plan. Where appropriate, the Committee uses the Black-Scholes option valuation model to determine the expected value of stock options. Under the 1992 Plan, the Committee may award up to one-half of one percent of the total issued and outstanding shares as of December 31 of the immediately preceding year. The 1992 Plan provides that no more than 50% of the shares may be granted as incentive stock options and no more than 50% can be granted as performance-based restricted stock.

  A stock option granted under the Plan gives the executive the right to purchase a specified number of shares of the Company's common stock at an option price equal to the market price on the date the option was granted. Options, which may be either non-qualified stock options or incentive stock options, vest 50% at the end of two years and 100% at the end of three years from the date of grant and are exercisable for a period of 10 years from the date of grant. The size of option grants awarded each year is based on competitive practices in general industry using comparative data provided by a major compensation consulting firm. Actual grant levels of long-term incentive award opportunities are generally based on the 25th percentile or slightly below average competitive practices in the survey data base. The Company's stock option grants in 1994 were at the 25th percentile or slightly below median levels of general industry practices. In addition, the Committee considers the total number of grants each executive has been awarded in recent years in determining whether to grant additional stock options or performance-based restricted stock. Stock options were granted in 1994 to all Named Executives except for Mr. McNutt who retired as President of the Company on October 1, 1994; however, no stock appreciation rights were granted in 1994.

  Grants of performance-based restricted stock were awarded to 12 officers in 1994, including all of the Named Executives except for Mr. McNutt, the retiring President. These grants provide for initial awards of shares of Company stock at no cost to the participant, with actual vesting of shares possible at the end of five years, based on the total stockholder return (TSR) for Murphy compared to a similar measure for a group of integrated energy companies. When TSR for the five-year performance cycle equals that of the peer companies, executives will vest in the entire grant; for performance that falls short of this group, fewer shares vest, subject to a minimum performance level where no shares will vest. During the five-year restricted period, executives are paid dividends in the same amount and at the same time as are other stockholders; they may also vote the shares during this period. Upon vesting, a payment is made to the participant to defray any applicable income tax liability incurred. It is expected that new performance cycles will begin every other year, with the Committee determining the size of potential awards and the appropriate peer group and measure for the vesting of each award.

  The Company is currently studying proposed Section 162(m) of the Internal Revenue Code which limits the amount of compensation that can be deducted by the Company each year to $1,000,000.00 per proxy-named executive. The transitional period for compliance extends until 1997. Therefore, the Company intends to review the final regulations as they apply to the above stated plans to determine what actions, if any, may be necessary for stockholder disclosure and approval.

  The total value of grants of both stock options and performance-based restricted stock are based upon competitive industry practices as cited in the long-term incentive compensation survey of the compensation consulting firm referenced above. The size of the combined grants of stock options and performance-based restricted stock made in 1994 were at the 25th percentile or slightly below the median grant levels of total long-term incentives included in the competitive survey data base.

DISCUSSION OF 1994 COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

  On October 1, 1994 Mr. Jack McNutt retired from the Company as its President and Chief Executive Officer. The Board of Directors elected Mr. Claiborne P. Deming, an Executive Vice President and Chief Operating Officer of the Company, to succeed Mr. McNutt as President and Chief Executive Officer. Mr. Deming assumed the role of President and Chief Executive Officer on October 1, 1994. For 1994, the Committee made the following determinations regarding the compensation for Messrs. McNutt and Deming:

  . The base salary for Mr. McNutt was increased from $510,000 to $535,000 on February 1, 1994, an increase of 4.9%. The amount of this increase was based on the performance of the Company and the Committee's discretionary assessment of Mr. McNutt's performance. The salary adjustment was also based on competitive assessment of survey data provided by a major compensation consulting firm and was set within 5% to 10% of the range of the competitive data. Mr. McNutt's base salary for the last fiscal year was slightly below the average of the compensation paid by companies in the salary survey.

  . Mr. McNutt was paid an incentive award under the Annual Incentive Plan of $106,941. This award was directly determined by the financial performance of the Company in the following two areas for 1994: return on average assets and cash flow compared to forecast. For the performance measure of the return on average assets, the Company achieved 4.76% which represents 100.2% of the preselected target. In addition, the Company attained cash flow of $390,700,000 which was 87.8% of the preselected target of cash flow for 1994. These two performance measures are calibrated on a performance matrix which resulted in the Company achieving 59.52% of its targeted performance.

  . No stock options or performance-based restricted stock were awarded to Mr. McNutt in 1994 due to his pending retirement in October.

  . The Committee, upon the Board's election of Mr. Deming to the position of President and Chief Executive Officer, increased the base salary of Mr. Deming from $310,000 to $400,000, effective as of October 1, 1994. This increase was based upon an assessment of the competitive base salary levels of other chief executive officers of other domestic integrated energy companies as reported to the Committee in a survey by a compensation consulting firm, and the Committee decided to bring Mr. Deming's base salary to a level approximately equal to 75% of the average base salary of the chief executive officers in the survey group. No other special compensation actions were taken in 1994 with respect to Mr. Deming's election as President and Chief Executive Officer.

  . Mr. Deming was paid an incentive award under the Annual Incentive Plan of $74,873. The determination of this award was based on the two performance measures as described above.

  . During the year, long-term incentive awards were made to Mr. Deming based on his 1993 performance as Executive Vice President and Chief Operating Officer of the Company in the following amounts: 6,500 non-qualified stock options were granted on March 2 at an exercise price of $39.9375 per share. These options vest 50% two years from the date of grant and 100% three years from the date of grant. The awards were based upon comparative data and the Committee adhered to the guidelines. In addition, he was awarded 3,500 shares of performance-based restricted stock. These shares may vest at the end of the five-year performance period based on the Company's achievement of total shareholder returns equal to those achieved by a group of peer companies. A major compensation consulting firm assisted the Committee in determining the size of stock option grants and performance-based restricted stock awarded to Mr. Deming.

  The Executive Compensation and Nominating Committee members are Messrs. Butler, Hart, C. H. Murphy, Jr., Michael Murphy, Nolan, Webster, and Ms. Theus.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  The following line graph presents a comparison of the cumulative five-year shareholder returns (including the reinvestment of dividends) for the Company, the Standard and Poor 500 Stock Index and the S&P Oil-Domestic Integrated Index.

                             MURPHY OIL CORPORATION
                 COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER
                                    RETURNS

                              [GRAPH APPEARS HERE]


- --------------------------------------------------------------------------------

                              1989 1990 1991 1992 1993 1994
- -----------------------------------------------------------
Murphy Oil Corporation        100   96   87   94  109  119
S&P 500 Index                 100   97  126  136  150  152
S&P Oil--Domestic Integrated  100   95   89   91   96  100

- --------------------------------------------------------------------------------

                      Data Source: S&P Compustat Services

RETIREMENT PLANS

  The following table shows the estimated annual pension benefit payable, at age 65, under Murphy Oil Corporation's Retirement Plan at December 31, 1994 for the salary and length of service indicated. The amounts shown are subject to reduction for social security benefits.

                               PENSION PLAN TABLE

                                           YEARS OF SERVICE
                         ------------------------------------------------------------------------------
REMUNERATION/(1)/           15            20            25            30            35            40
- -----------------        --------      --------      --------      --------      --------      --------
$150,000................ $ 36,000      $ 48,000      $ 60,000      $ 72,000      $ 84,000      $ 96,000
 200,000................   48,000        64,000        80,000        96,000       112,000       128,000/(2)/
 250,000................   60,000        80,000       100,000       120,000/(2)/  140,000/(2)/  160,000/(2)/
 300,000................   72,000        96,000       120,000/(2)/  144,000/(2)/  168,000/(2)/  192,000/(2)/
 350,000................   84,000       112,000       140,000/(2)/  168,000/(2)/  196,000/(2)/  224,000/(2)/
 400,000................   96,000       128,000/(2)/  160,000/(2)/  192,000/(2)/  224,000/(2)/  256,000/(2)/
 450,000................  108,000       144,000/(2)/  180,000/(2)/  216,000/(2)/  252,000/(2)/  288,000/(2)/
 500,000................  120,000/(2)/  160,000/(2)/  200,000/(2)/  240,000/(2)/  280,000/(2)/  320,000/(2)/
 600,000................  144,000/(2)/  192,000/(2)/  240,000/(2)/  288,000/(2)/  336,000/(2)/  384,000/(2)/
 700,000................  168,000/(2)/  224,000/(2)/  280,000/(2)/  336,000/(2)/  392,000/(2)/  448,000/(2)/

- ----------
(1) During 1994, the maximum compensation limit for qualified plans, as established by the Internal Revenue Service, was $150,000. The compensation limit is unchanged in 1995.
(2) Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 1994, the maximum benefit allowable was $118,800 ($120,000 effective January 1, 1995).

A portion of the benefits shown above would be paid under the Company's Supplemental Benefit Plan to the extent such benefits exceed legislative limitations.

  The credited years of service for Messrs. Deming, Fox, Cosse and Vaughan are sixteen years, twenty-five years, fifteen years, and thirty-one years, respectively. As of October 1, 1994, Mr. McNutt and Madison Murphy had credited years of service of thirty-seven years and fifteen years, respectively.

  As of January 1, 1992 employees of Murphy Exploration & Production Company, formerly named Ocean Drilling & Exploration Company (ODECO), participate in the Company's plans. Prior to that time such employees participated in similar plans of ODECO. Employees of the Company or one of its 100% owned subsidiaries who were previously included in the ODECO Retirement Plan may receive a benefit upon retirement which is based on a combination of the Company and ODECO plans. The following table indicates the estimated annual benefit computed on a straight life annuity basis payable, at age 65, under the ODECO plan for the salary and length of service indicated.

                              PENSION PLAN TABLE

                                              YEARS OF SERVICE
                                -----------------------------------------------
REMUNERATION                       15       20        25        30        35
- ------------                    -------- --------  --------  --------  --------
$200,000....................... $ 59,352 $ 78,082  $ 98,812  $118,542  $138,272*
 250,000.......................   74,352   98,082   123,812*  148,542*  173,272*
 300,000.......................   89,352  118,082*  148,812*  178,542*  208,272*
 350,000.......................  104,352  138,082*  173,812*  208,542*  243,272*

- ---------
* Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan.

The above tables do not reflect any reductions in retirement benefits that would result from the selection of one of either plan's various available survivorship options nor the actuarial reductions required by the plans for retirement earlier than age 62.

  The credited years of service for Mr. Dawkins is twenty-nine years.

  It is not feasible to calculate the specific amount attributable to the plan in respect to each employee. The Company had no required contributions to the Retirement Plan in 1994 and therefore no contributions were made.


APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors desires to obtain from the stockholders an indication of their approval or disapproval of the Board's action in appointing KPMG Peat Marwick LLP, Certified Public Accountants, as independent auditors of the Company for the year 1995. KPMG Peat Marwick LLP has been serving the Company and its subsidiaries as independent auditors for many years. The firm has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders and such representatives will have an opportunity to make a statement if they desire to do so.

  In the event a majority of the stockholders voting should indicate they disapprove the appointment of KPMG Peat Marwick LLP the adverse vote will be considered as a directive to the Board of Directors to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 1995 will be permitted to stand unless the Board finds other good reason for making a change.

STOCKHOLDER PROPOSALS

  Stockholder proposals for the 1996 Annual Meeting of stockholders must be received by the Company at its executive offices on or before December 15, 1995 in order to be considered for inclusion in the proxy materials.

OTHER INFORMATION

  The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

  The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

  The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                                          W. BAYLESS ROWE
                                                             Secretary

El Dorado, Arkansas
April 5, 1995


     PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE
     ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF IT IS MAILED
     IN THE UNITED STATES OF AMERICA.

[SPUR LOGO APPEARS HERE]

[LOGO OF MURPHY OIL CORPORATION APPEARS HERE]

[SPUR LOGO APPEARS HERE]

NOTICE OF
ANNUAL MEETING
AND
PROXY STATEMENT

ANNUAL MEETING
OF STOCKHOLDERS
EL DORADO, ARKANSAS

MAY 10, 1995

- --------------------------------------------------------------------------------

                 PLEASE MARK VOTE IN OVAL USING DARK INK ONLY.
    ------------------------------------------------------------------------
    ------------------------------------------------------------------------

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. ELECTION OF DIRECTORS--
   B.R.R. Butler, C.P. Deming, H.R. Hart, V.T. Hughes, Jr.,
   C.H. Murphy, Jr., M.W. Murphy, R.M. Murphy,
   W.C. Nolan, Jr., C.G. Theus, and L.C. Webster.

                   FOR ALL (EXCEPT NOMINEE(S)
   FOR   WITHHOLD  WRITTEN BELOW)
   / /     / /       / /

                               ---------------------------------------------

2. Ratify the appointment of KPMG Peat Marwick LLP as auditors.

   FOR   AGAINST   ABSTAIN
   / /     / /       / /

                               ---------------------------------------------


                                                         Dated__________, 1995


                               -----------------------------------------------

                               -----------------------------------------------
                               Please sign exactly as your name or names appear hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title. Please return promptly.

- --------------------------------------------------------------------------------

                 [LOGO OF MURPHY OIL CORPORATION APPEARS HERE]

     PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 10, 1995

The stockholder(s) whose name(s) appears on the reverse side hereby appoints R. Madison Murphy and Claiborne P. Deming, or each of them, as the stockholder's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on May 10, 1995, at 10:00 a.m., local time, and any adjournments thereof, as fully as the stockholder could if personally present.

     IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSAL 2.
                                         ---
                                                     (continued on reverse side)